Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-191299) of FireEye, Inc. of our report dated April 2, 2013, except for Note 2 as to which the date is February 1, 2014, relating to the financial statements of Mandiant Corporation, which appears in the Current Report on Form 8-K/A of FireEye, Inc. dated February 3, 2014.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

February 3, 2014